Exhibit 99.2

PocketFinder® Family Vehicle Location
Devices Ready for Sale

(Business Wire) - On Tuesday, September 15, 2009, in Anaheim, CA, Location Based Technologies (OTCBB:LBAS - News) a leading-edge service provider of personal and pet location devices, today announced that it is now selling vehicle location devices from its website: www.PocketFinder.com.

“Like all PocketFinder family products, our vehicle location devices are waterproof, rugged, and easy to use. You can now locate any of your family vehicles from your computer or cell phone 24 hours a day. PocketFinder meets critical needs of vehicle owners and delivers all of the functionality of geo-fencing, speed alerts, location and direction,” explains Dave Morse, CEO of LBT. “These affordable, reliable and durable devices bring peace of mind by knowing where your family members are, and enhances the safety of mobile members, whether on the road or off road in the hills or out on the water.”

This easy to install device allows parents to view the speed and location of a new teen driver and/or luxury cars, motorcycles, boats, and other watercraft. Devices are ready for immediate delivery at a price of $159.95 with a monthly service fee of $12.95.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies, David Morse
888-600-1044 x5; dave@pocketfinder.com
or
Northstar Investments,Glenn Busch, CFP
Investor Relations
888-600-1044 x3; glenn@pocketfinder.com
or
NetGain, Joe Daly, Esq.,
866-635-0011; 760-942-4500; investor@locationbasedtech.com